Exhibit 14.1

Code of Ethics and Conduct

Introduction

The Alaunos Therapeutics, Inc. (“Alaunos” or the “Company”) Code of Ethics and Conduct (the “Code”) describes the overall environment for Alaunos operating policy and procedures. Use of the term “employees” in this Code of Conduct includes all Alaunos directors, officers and employees.

1.
General Policy

Understanding and Complying with the Code

The Company takes this Code very seriously. All employees must act honestly and ethically, following the ethical standards set forth in this Code, and are to report, in a timely fashion, any possible violations that they may witness or become aware of. Doing so is not an act of disloyalty, but rather an act that shows a sense of responsibility and fairness to fellow employees, customers, suppliers and stockholders. Reporting in good faith possible violations by others will not subject the reporting employee to reprisal. In fact, retaliation or punishment for reporting suspected unethical or illegal conduct by another employee as provided in this Code or for coming forward to alert the Company to a questionable situation is against the law.

It is the responsibility of employees to read carefully and understand this Code, but the Company does not expect this Code to answer every possible question an employee may have in the course of conducting business. Furthermore, if employees are concerned about an ethical situation or are not sure whether specific conduct meets the Company’s standards of conduct as set forth in this Code, employees are responsible for asking their supervisors, managers or other appropriate personnel any questions that they feel are necessary to understand the Company’s expectations of them and whether any situation is or is not a violation of the Code. A good basis for deciding when to get advice is to ask whether the conduct might be embarrassing to the Company or the employees involved if the details were disclosed to the public. If it might be embarrassing, employees should seek clarification from their supervisors, managers or other appropriate personnel.

Violations of the Code

Employees who fail to comply with the Code, including supervisors who fail to detect or report wrongdoing, may be subject to corrective action up to and including termination of employment. The following are examples of conduct that may result in corrective action under the Code:

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An employee’s actions that violate a Company policy;
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Requesting others to violate a Company policy;

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Failure to promptly raise a known or suspected violation of a Company policy;
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Failure to cooperate in Company investigations of possible violations of a Company policy;
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Retaliation against another employee for reporting an integrity concern; or
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Failure to demonstrate the leadership and diligence needed to ensure compliance with Company policies and applicable law.

It is important to understand that violation of certain policies may subject the Company and the individual employee involved to civil liability and damages, regulatory sanction and/or criminal prosecution. The Company is responsible for satisfying the regulatory reporting, investigative and other obligations that may follow the identification of a violation.

Reporting Violations; Confidentiality

The Company has established the following procedures for employees to use in getting help with a potential issue or reporting a possible violation of the Code or other problem. When you believe you or another employee may have violated the Code or an applicable law, rule or regulation, it is your responsibility to immediately report the violation to your supervisor or to Human Resources. Similarly, if you are a supervisor and you have received information from an employee concerning activity that he or she believes may violate the Code or that you believe may violate the Code, you must report the matter to Human Resources.

In addition to the above, you may report such concerns to the head of the Legal Department (the “Chief Legal Officer”) or the Chief Executive Officer.

All reports and inquiries will be handled confidentially to the greatest extent possible under the circumstances. Employees may choose to remain anonymous, though in some cases that could make it more difficult to follow up and ensure resolution of their inquiry. As mentioned above, no employee will be subject to retaliation or punishment for reporting in good faith suspected unethical or illegal conduct by another employee as provided in this Code or for coming forward to alert the Company of any questionable situation.

Certificate of Compliance

On an annual basis, the Company will ask its senior executives and select employees to certify that they are “aware of and are in compliance with the Company’s policies on ethical behavior.” The certificate also requires that these executives and other employees list any known or suspected violations or questionable activities they have witnessed or heard about, or certify that they are not aware of any such violations or activities.

Waiver of Compliance

In certain limited situations, the Company may waive application of the Code. Any such waiver requires the express approval of the full Board of Directors or the Audit Committee. Furthermore, the Company will promptly disclose to its stockholders any such waivers granted to any of its officers or directors as required by applicable laws, rules or regulations.

2.
Stock

Because our common stock is publicly traded, certain activities of the Company are subject to certain provisions of the federal securities laws. These laws govern the dissemination or use of information about the affairs of the Company or its subsidiaries or affiliates, and other information which might be of interest to persons considering the purchase or sale of the Company’s securities. Violations of the federal securities laws could subject you and the Company to criminal and civil penalties. Accordingly, the Company does not sanction and will not tolerate any conduct that risks a violation of these laws.

A.
Disclosure of Transactions in the Company’s Securities

The U.S. Securities and Exchange Commission (the “SEC”) requires continuing disclosure of transactions in the Company’s publicly traded securities by the Company and its directors, officers, major stockholders and other affiliated persons. We are committed to complying with obligations related to this disclosure.

B.
Insider Trading

It is illegal for any person, either personally or on behalf of others, (i) to buy or sell securities while in possession of material nonpublic information, or (ii) to communicate (to “tip”) material nonpublic information to another person who trades in the securities on the basis of the information or who in turn passes the information on to someone who trades. All employees and temporary insiders, such as accountants and lawyers, must comply with these “insider trading” restrictions.

For additional information regarding insider trading, consult the Company’s Insider Trading Policy. All employees are required to comply with the Company’s Insider Trading Policy.

3.
Business Conduct and Practices

As a public company, we are also committed to carrying out all continuing disclosure obligations in a full, fair, accurate, timely and understandable manner. Depending on their position with the Company, employees may be called upon to provide information to ensure that the Company fulfills that commitment. The Company expects all of its employees to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.

Employees should promptly report to the Company’s principal financial officer, principal accounting officer and/or the Chair of the Audit Committee (each a “Finance Reporting Person”) any conduct that the individual believes to be a violation of law, business ethics or any provision of the Code, including any transaction or relationship that reasonably could be expected to give rise to such a violation. Violations, including failures to report potential violations by others, will be viewed as a severe disciplinary matter that may result in personnel action, including termination of employment.

Accuracy and Retention of Business Records

Employees involved in the preparation of the Company’s financial statements must prepare those statements in accordance with Generally Accepted Accounting Principles, consistently applied, and any other applicable accounting standards and rules so that the financial statements fairly present, in all material respects, the business transactions and financial condition of the Company. Further, it is important that financial statements and related disclosures be free of material errors. In particular, Company policy prohibits any employee from knowingly making or causing others to make a materially misleading, incomplete or false statement to an accountant or an attorney in connection with an audit or any filing with any governmental or regulatory entity such as the SEC or Internal Revenue Service (the “IRS”). All employees responsible for reports and documents filed with the SEC or other communications to the public should ensure that the disclosure in the report, document or other communication is full, fair, accurate, timely and understandable.

It is also prohibited for any employee to, directly or indirectly, falsify or cause others to falsify any Company or client documentation. In addition, an employee must not omit or cause others to omit any material fact that is necessary to prevent a statement made in connection with any audit, filing or examination of the Company’s financial statements from being misleading. Employees are prohibited from opening or maintaining any undisclosed or unrecorded corporate account, fund or asset or any account with a misleading purpose.

The Finance Department (as defined below) and the Company’s accounting department have Company-wide responsibility for developing, administering and coordinating the record management program which establishes procedures for the retention, storage, retrieval and destruction of all records created or received by the Company. The records must be maintained in compliance with applicable statutory, regulatory and contractual requirements and consistent with prudent business practices. Employees can contact the Chief Legal Officer for specific information on record retention.

Destruction or falsification of any document that is potentially relevant to a violation of law or a government investigation may lead to prosecution for obstruction of justice. Therefore, if an employee has reason to believe that a violation of the law has been committed or that a government investigation has been or is about to be commenced, he or she must retain all records (including computer records) that could be relevant. Questions with regard to destruction or retention of documents in this context should be directed to the Chief Legal Officer.

All Company books, invoices, records, accounts, funds and assets must be created and maintained to reflect fairly and accurately and in reasonable detail the underlying transactions and disposition of Company business. No entries may be made that intentionally conceal or disguise the true nature of any Company transaction.

In addition, if an employee believes that the Company’s books and records are not being properly maintained in accordance with these requirements, the employee should report the matter directly to his or her supervisor or to a Finance Reporting Person. Any complaints or concerns regarding accounting, internal controls or auditing matters should be reported directly to the Chair or another member of the Audit Committee.

Special Ethical Obligations For Employees With Financial Reporting Responsibilities

In addition to the Company’s Chief Executive Officer, the Company’s senior financial officers (the “Finance Department”) bear a special responsibility for promoting integrity throughout the organization. The Chief Executive Officer and the Finance Department have a special role: both to adhere to these principles themselves and also to ensure that a culture exists throughout the Company that ensures the full, fair, accurate, timely and understandable reporting of the Company’s financial results and condition.

Because of this special role, the Chief Executive Officer and the Finance Department are bound by the following additional Financial Officer Code of Ethics, and by accepting this Code, each agrees that he or she will:

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Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;
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Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, government agencies and in other public communications;
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Comply with rules and regulations of federal, state, provincial and local governments and other appropriate private and public regulatory agencies;
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Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one’s independent judgment to be subordinated;
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Respect the confidentiality of information acquired in the course of his or her work;
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Not use confidential information acquired in the course of his or her work for personal advantage;
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Proactively promote and be an example of ethical behavior; and
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Use all assets and resources entrusted responsibly.

In addition, the Chief Executive Officer and the Finance Department are subject to the following policies:

A.
The Chief Executive Officer and the Finance Department are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. Accordingly, it is the responsibility of the Chief Executive Officer and each member of the Finance Department promptly to bring to the attention of a Finance Reporting Person any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings.

B.
The Chief Executive Officer and each member of the Finance Department shall promptly bring to the attention of a Finance Reporting Person any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

C.
The Chief Executive Officer and each member of the Finance Department shall promptly bring to the attention of the Chief Legal Officer or the Audit Committee any information he or she may have concerning any violation of the Code, including any apparent conflicts of interest between personal and professional relationships, involving any employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

D.
The Chief Executive Officer and each member of the Finance Department shall promptly bring to the attention of the Chief Legal Officer or the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

E.
The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code by the Chief Executive Officer or any member of the Finance Department. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code, and shall include written notices to the individual involved that the Board of Directors has determined that there has been a violation, censure by the Board of Directors, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board of Directors) and termination of the individual’s employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.

4.
Company Property

All employees should protect the Company’s assets and ensure their efficient use. The Company’s assets, whether tangible or intangible, are to be used only by authorized employees or their designees and only for legitimate business purposes of the Company.

Employees are not permitted to take or make use of, steal or knowingly misappropriate the assets of the Company or any customer or vendor, including confidential information of the Company, for the employee’s own use, the use of another or for an improper or illegal purpose. Employees are not permitted to remove or dispose of anything of value belonging to the Company without the Company’s consent. No employee may destroy Company assets without permission. Participation in unlawful activities or possession of illegal items or substances by an employee, whether on Company property or business or not, is prohibited.

5.
Fraud and Theft

Company policy prohibits fraudulent activity and establishes procedures to ensure that incidents of fraud and theft relating to the Company are promptly investigated, reported and, where appropriate, prosecuted. Fraudulent activity can include actions committed by an employee that injure suppliers and customers, as well as those that injure the Company and its employees.

Employees who suspect that any fraudulent activity may have occurred must immediately report such suspicion to a Finance Reporting Person. Such Finance Reporting Person should be contacted before any action is taken with respect to the individual accused of perpetrating the suspected fraudulent activity. Such allegations, if proven to be factual, may lead to the dismissal of the employee, the involvement of local law enforcement and actions to recover Company funds or property. No employee or agent may sign a criminal complaint on behalf of the Company without prior written approval of the Chief Legal Officer.

6.
Payments and Gifts to Third Parties

Any payment made by the Company to a third party must be made only for identifiable services that were performed by the third party for the Company. In addition, the payment must be reasonable in relation to the services performed. It is the Company’s policy not to offer gifts or gratuities to persons, firms or entities with whom the Company does or might do business, except for modest items (modest is defined as less than $100.00).

Employees are not permitted to give, offer or promise payments or gifts with the intent to influence (or which may appear to influence) a third party or to place such party under an obligation to the donor. There are also other public, as well as private, institutions that have established their own internal rules regarding the acceptance of gifts or entertainment. Employees should become familiar with any such restrictions affecting those with whom they deal.

7.
Privacy

It is Company policy to protect individual consumer, medical, financial and other sensitive personal information that the Company collects from or maintains about employees or individual consumers or customers by complying with all applicable privacy and data protection laws, regulations and treaties.

Employees must take care to protect individually identifiable employee, consumer or customer information and other sensitive personal information from inappropriate or unauthorized use or disclosure.

Employees may not acquire, use or disclose individual employee, consumer or customer information in ways that are inconsistent with the Company’s privacy policies or with applicable laws, regulations or treaties. Finally, employees should consult with the Chief Legal Officer before establishing or updating any system, process or procedure to collect, use, disclose or transmit individual employee, consumer or customer information, medical or financial records or other sensitive personal information.

8.
Confidential Information

Company assets also include confidential and proprietary information relating to the present or planned business of the Company that has not been released publicly by authorized Company representatives. Confidential information is information not generally known to the public that a company would normally expect to be nonpublic and that might be harmful to the Company’s competitive position, or harmful to the Company or its customer, if disclosed, and includes, but is not limited to:

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Computer programs, data, formulas, software and compositions;
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Customer and supplier information;
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Financial data;
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Inventions;
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Marketing and sales programs;
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New product designs;
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Possible acquisition or divestiture activity;
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Pricing information and cost data;
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Regulatory approval strategies;
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Research and development information;
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Services techniques and protocols;
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Trade secrets and know-how; and
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Strategic business plans.

Except as specifically authorized or legally mandated, employees, consultants, agents and representatives are expected to maintain the confidentiality of information entrusted to them by the Company or its customers and shall not disclose or use, either during or subsequent to their employment by or the term of any other relationship with the Company, any such information they receive or develop during the course of Company employment or any such other relationship which is considered proprietary by the Company or its customers. Confidential information may be disclosed within the Company only on a need-to-know basis. Employees should not attempt to obtain confidential information that does not relate to their employment duties and responsibilities.

Employees, consultants, agents and representatives should not discuss confidential matters in the presence or within the hearing range of unauthorized persons, such as in elevators (even on Company property), restaurants, taxis, airplanes or other publicly accessible areas. Care should be used in the use of cellular telephones or other means of communication that are not secure. Confidential information should not be discussed with family, relatives or business or social acquaintances.

In instances where it is appropriate for business reasons to disclose Company confidential information to third parties, the Chief Executive Officer or the Chief Legal Officer or their designee, must be contacted before the disclosure for preparation of an appropriate agreement that includes the necessary safeguards.

Furthermore, obtaining confidential information from a third party without adequate legal safeguards is improper and may expose the Company to legal risks. Accordingly, no employee, consultant agent or representative may accept such information without the advice of the Chief Executive Officer or Chief Legal Officer, or their designee, and until an agreement in writing has been reached with the third party. After such information is obtained, its confidentiality must be protected as provided in the agreement.

No employee, consultant, agent or representative may disclose or use any confidential information gained during Company employment or any other Company relationship for personal profit or to the advantage of the employee or any other person.

9.
Computer Resources and Computer Security

The Company’s computer resources are Company assets. Computer resources include, but are not limited to, all of the Company’s processing hardware, software, networks and networking applications and associated documentation. The Company expects all employees utilizing our computer and other electronic resources to observe the highest standard of professionalism at all times. This includes respecting and maintaining the integrity and security of all Company computer and communication systems and utilizing those systems only for the furtherance of Company business. It also includes respecting the values of the Company, and each individual within it, by creating and sending only appropriate messages. To this end, the following policies and principles apply:

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Employees are responsible for ensuring the integrity and confidentiality of their unique user identification codes and passwords; any suspected breach must be reported to appropriate management immediately.
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Employees are not permitted to access a computer without authorization or to exceed authorized access with the intent of securing information contained in the Company’s financial records or records concerning clients or other employees.
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Employees are expected to log out of systems that do not support an automated log out process, when leaving them unattended.
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Employees are not permitted to alter, damage or destroy information without authorization.
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An employee’s misappropriation, destruction, misuse, abuse or unauthorized use of computer resources is prohibited.
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Employees may not obstruct the authorized use of a computer or information.
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Employees are not permitted to use the Company’s computer resources for personal gain.
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The Company reserves the right to monitor its computer resources in order to prevent their improper or unauthorized use.
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Access to systems, data and software must be restricted to authorized personnel, preauthorized by an employee’s supervisor and consistent with such employee’s job responsibilities.
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Employees may not utilize electronic mail systems, the Internet or other electronic facilities for inappropriate communication, and must adhere to applicable supervisory and regulatory requirements when utilizing such systems as part of their business function; the viewing, downloading or accessing of sexually explicit material is strictly prohibited.
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All employees must comply with applicable copyright laws which impose certain restrictions on the use of computer software.

10.
Intellectual Property

The Company’s intellectual property is a very valuable asset. Intellectual property includes such things as trade secrets, trademarks, copyrights, service marks and other proprietary information. Employees are required to protect and preserve the Company’s intellectual property. In order to do so, employees are required to observe the following guidelines:

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Employees must treat the Company’s intellectual property as a trade secret; outside commercial or personal use is strictly prohibited; any misappropriation of the Company’s assets will be treated as a theft; in order to protect a trade secret, the information must be properly secured and treated as confidential.
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Innovations are ideas concerning products and may be eligible for patent, copyrights, trademark or other trade secret protection; unauthorized disclosures may jeopardize these valuable protections.
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Any intellectual property created on the Company’s time and/or using the Company’s resources is “work made for hire” under copyright law and all rights to such materials belong exclusively to the Company; employees are required to consult with the Chief Executive Officer or the Chief Legal Officer, or their designee, if they have any questions regarding such intellectual property.
•
Copyright notice should appear on all materials and works produced at the Company, other than internal memoranda and routine correspondence.
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Employees must obtain permission from the Chief Executive Officer or the Chief Legal Officer, or their designee, prior to using the Company’s name in marketing materials, press releases or press interview.

Not all intellectual property in use at the Company is owned by the Company. Employees must respect others’ intellectual property, including our clients’ proprietary information, and use such property only in accordance with the rights expressly granted to the Company.

As a general rule, United States copyright law makes it a federal crime to copy computer software or related documentation without the express authorization of the copyright owner. In addition, employees are not permitted to remove copyright notices from software or its documentation.

Copying copyrighted software and issuing additional copies for use by other employees of the Company or outside parties is prohibited. Modification of vendor personal computer programs is also prohibited unless the Company has been granted express rights to do so by the copyright owner. Failure to comply with software license agreements exposes the Company to potential litigation, and any employee misconduct in connection therewith is considered as a basis for termination.

Employees may not install software purchased personally on Company equipment for use by co-workers or others without permission and the appropriate license agreement.

“Multimedia” works—works which combine video, text, software and music—are also subject to copyrighted law. Therefore, all multimedia presentations that may have copyright issues should be reviewed by the Chief Executive Officer or the Chief Legal Officer, or their designee, before they are presented outside the Company to ensure that all licensing issues have been properly addressed.

11.
Family Members and Close Personal Relationships

Conflicts of interest may arise when doing business with or competing with organizations in which employees’ family members have an ownership or employment interest. Family members include spouses, parents, children, siblings and in-laws. Employees may not conduct business on behalf of the Company and may not use their influence to get the Company to do business with family members or an organization with which an employee or an employee’s family member is associated unless specific approval has been granted in advance by the Chief Legal Officer.

Directors and executive officers may not seek or accept loans or guarantees of obligations from the Company for themselves or their family members. Other employees may not seek or accept new loans or guarantees of obligations from the Company for themselves or their family members without the consent of the Chief Legal Officer. In addition, employees may not seek or accept loans or guarantees of obligations (except from banks and other entities that are in the business of making such loans), for themselves or their family members, from any individual, organization or business entity doing or seeking to do business with the Company. Employees must report to their supervisor promptly all offers of the above type, even when refused.

Conflicts of interest may also arise where co-workers are family members (as defined above) or are in a consensual personal and/or sexual relationship, and a supervisory relationship exists. Any supervisory employee involved in such a relationship is required to report the relationship to his or her supervisor and to Human Resources. If such relationships arise, they will be considered carefully by Company officials, and appropriate action will be taken. Such action may include, but is not limited to, a change in the responsibilities of the individuals involved in such relationships or transfer within the Company.

12.
Ownership in Other Businesses

Neither an employee nor his or her family members (individually or collectively) may own, directly or indirectly, a significant financial interest in any business entity that does or seeks to do business with, or is in competition with, the Company unless specific written approval has been granted in advance by the Chief Executive Officer or the Chief Legal Officer. A “significant financial interest” is defined as ownership of more than 5% of the outstanding securities/capital value of an entity or where such an interest represents more than 5% of the total assets of the employee and/or family members.

13.
Corporate Opportunities

It is Company policy that employees may not take for themselves personally opportunities that are discovered through the use of Company property, information or position, nor may they use Company property, information or position for personal gain. Furthermore, employees should not compete with the Company unless such competition is disclosed to the Chief Executive Officer or the Chief Legal Officer and approved in advance. Employees have a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Employees are prohibited from directly or indirectly buying, or otherwise acquiring rights to, any property or materials, when such persons know that the Company may be interested in pursuing such opportunity.

14.
Outside Employment, Affiliations or Activities

An employee’s primary employment obligation is to the Company. Any outside activity, such as a second job or self-employment, must be kept completely separate from their activities with the Company. Employees may not use Company customers, suppliers, time, name, influence, assets, equipment, facilities or materials or services of other employees for outside activities unless specifically authorized by the Company, including in connection with charitable, political or other volunteer work.

Employees may not do any of the following without first disclosing that fact in writing to their immediate supervisor and to the Chief Executive Officer or the Chief Legal Officer.

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Accept business opportunities, commissions, compensation or other inducements, directly or indirectly, from persons or firms that are customers, vendors or business partners of the Company;
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Acquire Company property or services on terms other than those available to the general public or those specifically identified by the Company; or
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Engage in any conduct with customers, vendors or any other person or entity with whom the Company does business or seeks to do business when the conduct might or might appear to compromise the employee’s judgment or loyalty to the Company.

Additionally, if an employee’s family member works for a business that is itself in direct competition with the Company, this circumstance must be disclosed to the Chief Executive Officer or the Chief Legal Officer.

15.
Receiving Gifts, Gratuities and Entertainment

Employees and their family members must not accept, directly or indirectly, gifts or gratuities from persons, firms or entities with whom the Company does or might do business that are greater than nominal in value. Any question you may have regarding whether a gift or benefit sought to be bestowed upon you is nominal should be brought to the Chief Legal Officer. Gifts or gratuities that affect or give the appearance that the employee’s business judgment could be affected must be avoided and refused. Gifts or gratuities that are acceptable are only those that reflect common courtesies and responsible business practice.

There are some cases where refusal of a valuable gift would be offensive to the person offering it. This is particularly true when employees are guests in another country, and the gift is something from that country offered as part of a public occasion. All gifts greater than the nominal value (as previously defined) should be considered gifts to the Company for the benefit of the Company as a whole and not for the benefit of an individual employee. Accordingly, the employee to whom the gift was offered may accept the gifts on behalf of the Company, report it to a supervisor, and turn it over to the Company.

Entertainment by companies is an accepted business practice and persons, firms or entities with whom the Company does or might do business with may want to entertain Company employees from time to time. Such entertainment should be limited to events or activities that are reasonable and are considered normal business practice. Entertainment that may affect or give the appearance that it affects the employee’s business judgment must be avoided and refused.

The Company, as a responsible corporate citizen, can make donations of money or products to worthy causes, including fundraising campaigns conducted by its customers. To remain an appropriate donation, the contribution should not be connected to any specific customer purchases or purchasing commitments. In addition, recognition for any donations made by the Company should be directed toward the Company and not an individual employee.

Customer requests for donations of significant sums of money should be forwarded to a senior-level manager. Employees are not permitted to make a donation at a customer’s request and then seek reimbursement from the Company as a business expense. All corporate donations must be approved and paid by the Company.

16.
Fair Dealing

Each employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors and other employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

17.
Relationships with Suppliers or Service Providers

The Company encourages good supplier relations. However, employees may not benefit personally, whether directly or indirectly, from any purchase of goods or services for or from the Company. Employees whose responsibilities include purchasing (be it merchandise, fixtures, services, real estate or other), or who have contact with suppliers or service providers must not exploit their position for personal gain. Under no circumstances may any employee receive cash or cash equivalents from any supplier, whether directly or indirectly.

It is accepted business practice for vendors to distribute samples to potential purchasers. Company policy is that, to the extent necessary to make a reasoned appraisal of new products, samples of such products may be accepted in small quantities only by employees responsible for procuring or merchandising such products.

18.
Consultants and Agents

Whenever it becomes necessary to engage the services of an individual or firm to consult for or represent the Company, special care must be taken to ensure that no conflicts of interest exist between the Company and the person or firm to be retained. Employees must also ensure that outside consultants and agents of the Company are reputable and qualified. Agreements with outside consultants or agents should be in writing.

No employee may, indirectly or through an agent, do anything prohibited under this Code. Agents are required to observe the same standards of conduct as Company employees when conducting business for the Company.

19.
Unfair Competition

Federal and state laws prohibit unfair methods of competition and unfair or deceptive acts and practices. These laws are designed to protect competitors and consumers. While it is impossible to list all types of prohibited conduct, some examples include:

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Commercial bribery or payoffs to induce business or breaches of contract by others;
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Acquiring a competitor’s trade secrets through bribery or theft;
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Making false, deceptive or disparaging claims or comparisons regarding competitors or their products; and
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Making affirmative claims concerning one’s own products without a reasonable basis for doing so; in particular, all public statements by or on behalf of the Company, including in connection with advertising, promotional materials, sales representatives and guarantees, should always be truthful and have a reasonable basis in fact and should not be misleading or purposefully made easily susceptible of misinterpretation.

20.
Relations with Government Agencies and Outside Organizations

Generally

The Company must take special care to comply with all the special legal and contractual obligations applicable to transactions with government authorities. Violations of such laws may result in penalties and fines, as well as debarment or suspension from government contracting, or possible criminal prosecution of individual employees or the Company.

Selling to Government Institutions

Employees must strictly adhere to the Anti-Kickback Act of 1986, which prohibits government contractors and subcontractors from giving or receiving anything of value in order to receive favorable treatment. The Chief Legal Officer should be consulted in connection with federal government contracts.

Political Contributions and Activities

Employees must obey the laws of the United States in promoting the Company’s position to government authorities and in making political contributions. Political contributions by the Company to United States federal, state or local political candidates may be prohibited or regulated under the election laws. Employees may not use corporate funds to contribute to a political party, committee, organization or candidate in connection with a political campaign without the review and written approval of the Chief Executive Officer.

Personal Involvement

Employees are encouraged to participate in the political process. Voting, expressing views on public policy, supporting and contributing to candidates and political parties and seeking public office are a few of the ways employees may choose to be involved. In the conduct of their personal civic and political affairs, employees should at all times make clear that their views and actions are their own and are not those of the Company. The Company does not seek to limit the activities in which employees may participate on their own time, or the contributions they may voluntarily make with their own funds. Employees who seek elective office or accept appointive office must notify their manager and indicate how the duties of the office will affect their job performance.

Government Procurement

It is Company policy to sell to all customers, including government-related entities, in an ethical, honest and fair manner. Listed below are some of the key requirements of doing business with the government:

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Accurately representing which Company products are covered by government contracts;
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Providing high-quality products at fair and reasonable prices;
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Not offering or accepting kickbacks, bribes, gifts or other gratuities;
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Not soliciting or obtaining proprietary or source-selection information from government officials prior to the award of a contract;
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Hiring present and former government personnel only in compliance with applicable laws and regulations; and
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Complying with laws and regulations ensuring the ethical conduct of participants in procurement set forth by federal, state and municipal agencies.

Tax Violations

The Company and its employees, whether acting on behalf of the Company or individually, are not permitted to attempt to evade taxes or the payment of taxes. Employees may not solicit customers on the basis of, or actively participate in assisting customers in attempting to, evade tax laws. The Company and its employees, whether acting on behalf of the Company or individually, are not permitted to (i) make false statements to local tax authorities regarding any matter, (ii) file fraudulent returns, statements, lists or other documents, (iii) conceal property or withhold records from local tax authorities, (iv) willfully fail to file tax returns, keep required records or supply information to local tax authorities, or (v) willfully fail to collect, account for or pay a tax.

To comply with IRS regulations, the Company requires that prizes awarded by the Company (or any of its United States affiliates) to employees in connection with business-related contests and promotions be reported to the payroll department for inclusion in the employee’s reportable income.

The Company has additional tax obligations to its employees and local tax authorities. For example, it must provide wage statements to its employees, collect and deposit income and employment taxes.

In addition to complying with the tax laws, employees must, in cooperation with the Chief Legal Officer, cooperate fully with any regulatory entity or governmental authority. Moreover, employees may not interfere with the administration of the tax laws (e.g., bribing a tax agent). To this end, employees are required, in consultation with the Chief Legal Officer, to respond promptly to inquiries from a tax authority, including summons to testify or produce books, accounts, records, memoranda or other papers.

Revised and Approved: August 12, 2022

Code of Ethics and Conduct

Employee Acknowledgement Form

Attached to this acknowledgement is the Code of Ethics and Conduct of Alaunos Therapeutics, Inc. (“Alaunos”). The undersigned employee of Alaunos, by signing and returning this form to the Manager of Human Resources of Alaunos, hereby acknowledges that he or she has received the attached statement, has fully reviewed it, and will abide by its terms at all times.

Employee	Date [if not Docusigned]

Typed Name of Employee
[If not Docusigned]

This signed Employee Acknowledgement Form should be returned as soon as possible to the Human Resources Department.

PLEASE KEEP A COPY OF THE ATTACHED CORPORATE CODE OF ETHICS AND BUSINESS CONDUCT IN YOUR COMPANY WORKPLACE WITH ALL OTHER IMPORTANT COMPANY POLICIES